FOR IMMEDIATE RELEASE                                                                                     EXHIBIT 99.1

Media Contact:                                                                                       Investor Relations Contact:
Gabby Nelson                                                                                         Frank Milano
(763) 551-7460                                                                                         (763) 551-6908
gabby.nelson@selectcomfort.com                                                      frank.milano@selectcomfort.com

SELECT COMFORT CORPORATION
APPOINTS KRISTEN L. MANOS TO BOARD OF DIRECTORS

MINNEAPOLIS – (October 3, 2007) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced it has expanded its board of directors to 11 members and appointed Kristen L. Manos to serve on the board, effective immediately. Manos also will serve as a member of the board’s Compensation Committee.
Manos currently serves as executive vice president and president, North American Office Environments, for Herman Miller, Inc.
“Kris Manos is a highly accomplished executive with a wide range of experience in manufacturing and supply-chain operations, product development, customer satisfaction, global marketing and general management. Kris’ experience and insights in product innovation and quality will be valuable in helping to guide Select Comfort’s continued profitable growth,” said Bill McLaughlin, chairman and chief executive officer of Select Comfort.
Prior to joining Herman Miller in 2002, Manos served with Haworth, Inc., a private international manufacturer of office furniture, and with Navistar International Transportation Corporation.
Manos received an M.B.A. from the Yale University School of Management and a Bachelor of Arts in economics from Harvard University.
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About Select Comfort Corporation
Founded more than 20 years ago, Select Comfort Corporation is the nation’s leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 470 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

1Top 25 Bedding Retailers, Furniture/Today, August 2007.

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